Exhibit 10.11.1

EXECUTION VERSION

AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment to the Amended and Restated Employment Agreement (“Amendment”) is entered into as of May 17, 2016, by and between Skylar Cunningham (“Employee”), and Audio Visual Services Group, Inc., a Delaware corporation (the “Employer”).

WHEREAS, Employee and the Company are party to that certain Amended and Restated Employment Agreement, dated as of January 24, 2014 (the “Employment Agreement”);

WHEREAS, the Company and the Employee desire to enter into this Amendment to amend certain terms of Employee’s employment with the Company; and

WHEREAS, capitalized terms that are not defined herein shall have the same meaning as set forth in the Employment Agreement unless specified to the contrary.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.	Section 3 of the Employment Agreement is deleted in its entirety and replaced with the following:

“3.	TERM

The Employer agrees to continue to employ the Employee, and the Employee agrees to continue to be employed by the Employer, in each case pursuant to this Agreement, for a period commencing as of May 17, 2016 and ending on the earlier of (i) March 1, 2019 and (ii) the termination of the Employee’s employment in accordance with Section 6 hereof (such period the “Term”). The Term may be extended by mutual written agreement between the Employer and Employee. Notwithstanding anything to the contrary, Sections 4, 5 and 8 shall survive termination of this Agreement and shall continue to apply following the termination of the Employee’s employment for any reason or no reason (including, without limitation, due to the expiration of the Term, a resignation by the Employee or a termination by the Employer).”

2.	The first sentence of Section 6(c) shall be deleted in its entirety and replaced with the following:

“Subject to Employee’s compliance with Section 6(c)(ii) below, if Employee’s employment is terminated without Cause prior to the expiration of the Term, the Employer shall pay to Employee the Employee’s then current base salary and target annual bonus in equal installments, over the remainder of the Term in accordance with the Company’s standard payroll practices beginning on the Payment Commencement Date (as defined below) (such amounts, the “Separation Payment”) and such initial payment shall include any amounts that would otherwise be due prior thereto; provided, however, notwithstanding the foregoing, to the extent that any portion of the Separation Payment is required to be paid in a lump sum to avoid the imposition of the additional tax under Section 409A, such amounts shall be paid in a lump sum on the Payment Commencement Date. For purposes of this Section 6(c), the “Payment Commencement Date” shall mean the date, within sixty (60) days of the date of termination of the Employee’s employment, immediately following the execution of the Release and expiration of the revocation period applicable to the Release (as defined below), without revocation of such Release; provided, however, if such sixty (60) day period spans two (2) taxable years, then the Separation Payment and any portion thereof, shall commence on or shall be made on the first business day in the second taxable year. In addition, subject to the Employee’s election under COBRA, the Company shall reimburse Employee for the Employer portion of the COBRA premium, as if the Employee were an active employee, for the same level of coverage in place on the date of termination for lesser of (i) the remainder of the Term or (ii) the period in which the Employee is eligible for COBRA coverage.”

3.	Exhibit A shall be deleted in its entirety and replaced with the following:

“Employee’s Title: Chief Operating Officer (COO) until a successor is appointed. Following such appointment, the Employee’s title shall be “Executive Advisor to the Company/Board”.

Employee’s Duties: Commensurate with Employee’s Title and consistent with past practice until a successor to Employee is appointed. Once a successor is appointed, the Employee shall transition the duties commensurate with the title of COO to the successor and shall perform the duties specifically defined by the Chief Executive Officer and the Board.”

4.	The following sentence shall be added to the end of the “Target Bonus” section of Exhibit B:

“At the end of the Term, subject to the Employee’s continued employment until the end of the Term, the Employee shall be entitled receive any earned but unpaid bonus for the year prior to the year in which the end of the Term occurs, payable at the same time bonus payments are made to other senior executives of the Employer, and the pro-rata portion of the annual bonus for the year in which the end of the Term occurs, based on the number of calendar days employed during such year, payable at the same time bonus payments are made to other senior executives of the Employer for such year, based on actual performance for such year.”

5.	The following shall also be added to Exhibit B:

“For avoidance of doubt, Employee’s then current base salary and bonus target percentage amount shall not be reduced as a result of his appointment to Executive Advisor. Employee’s base salary shall be subject to annual merit increases, if any, approved by the Compensation Committee of the Board of Directors of the Company, in their sole discretion.

6.	References. All references in the Employment Agreement to “this Agreement” and any other references of similar import shall hereinafter refer to the Employment Agreement as amended by this Amendment.

7.	Remaining Provisions. Except as expressly modified by this Amendment, the Employment Agreement shall remain in full force and effect. This Amendment embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, oral or written, relative thereto.

8.	Governing Law. This Amendment shall be construed and interpreted in accordance with the laws of the State of Illinois.

9.	Amendment Effective Date. This Amendment shall be effective as of the date first set forth above.

10.	Counterparts. This Amendment may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

Audio Visual Services Group, Inc.

By	/s/ J. Whitney Markowitz

Name:	J. Whitney Markowitz
Title:	Chief Legal Officer and Secretary

ACCEPTED AND AGREED:

/s/ Skylar Cunningham
Skylar Cunningham

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